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                                                                    Exhibit 99.1


                            [LITTELFUSE LETTERHEAD]


NEWS RELEASE


CONTACT: PHIL FRANKLIN,
VICE PRESIDENT, OPERATIONS SUPPORT & CFO (847) 391-0566



                      LITTELFUSE ISSUES MID-QUARTER UPDATE

         DES PLAINES, ILLINOIS, MARCH 2, 2004 - Littelfuse, Inc.
(NASDAQ/NMS:LFUS) today announced that it expects sales for the first quarter of 2004 to be at least 5% above fourth quarter 2003 sales. The company reported sales of $102.0 million for the fourth quarter of 2003.

     "So far for the first quarter, sales and bookings have been stronger than expected," said Howard B. Witt, Chairman, President and Chief Executive Officer. "We are seeing particular strength in our electronic markets, with all regions and all end markets contributing. Automotive sales have also been surprisingly strong and electrical sales are running well ahead of last year's first quarter," added Witt.

     Through the end of February, the sales run rate was 5-6% above the run rate for the fourth quarter of 2003 and the book-to-bill ratio was approximately 1.1 to 1.

     "The positive margin trends that developed over the last half of 2003 are continuing into the first quarter of 2004 as we benefit from operating leverage, cost reduction programs and favorable currency effects," said Phil Franklin, Vice President, Operations Support and Chief Financial Officer.

     Littelfuse will host a conference call on March 3, 2004, at 11:00 a.m. Eastern/10:00 a.m. Central time to discuss the mid-quarter update. The call will be broadcast live over the Internet and can be accessed through the company's Web site: www.littelfuse.com. Listeners should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for replay through Wednesday, March 10, 2004, and can be accessed through the Web site listed above.


                                     -more-


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     Littelfuse is a global company offering the broadest line of circuit protection products in the industry. In addition to its Des Plaines world headquarters, Littelfuse has manufacturing facilities in England, Ireland, Switzerland, Mexico, China and the Philippines, as well as in Des Plaines and Arcola, Illinois and Irving, Texas. It also has sales, engineering and distribution facilities in the Netherlands, Singapore, Hong Kong, Korea, Taiwan, Japan and Brazil.

     For more information, please visit Littelfuse's web site at www.littelfuse.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. Any forward looking statements contained herein involve risks and uncertainties, including, but not limited to, product demand and market acceptance risks, the effect of economic conditions, the impact of competitive products and pricing, product development and patent protection, commercialization and technological difficulties, capacity and supply constraints or difficulties, exchange rate fluctuations, actual purchases under agreements, the effect of the company's accounting policies, labor disputes, restructuring costs in excess of expectations and other risks which may be detailed in the company's Securities and Exchange Commission filings.







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